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                          DEBENTURE DELIVERY AGREEMENT

                            Made on November 27, 1996

                                     Between

                      STATIA TERMINALS CANADA, INCORPORATED

                                       and

                         MARINE MIDLAND BANK, as Trustee

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                                 MCMILLAN BINCH
                                    ---------
                             BARRISTERS & SOLICITORS


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THIS DEBENTURE DELIVERY AGREEMENT dated on this 27th day of November, 1996.

BETWEEN:

                      STATIA TERMINALS CANADA INCORPORATED
                                 (the "Debtor")

                                     - and -

                         MARINE MIDLAND BANK, as Trustee

WITNESSES THAT FOR VALUE RECEIVED Debtor covenants and agrees with the Trustee as follows:

1. Definitions. In this agreement:

(a) "Additional Indebtedness Instrument" means any instrument governing the obligations of Debtor with respect to the Additional Secured Indebtedness.

(b) "Additional Secured Indebtedness" has the meaning given to it in the Indenture.

(c) "Debenture" means a fixed and floating charge debenture issued by the Debtor in favour of the Trustee dated November 27, 1996 in the principal amount of U.S.$500,000,000 as amended, modified, replaced or restated from time to time;

(d) "Indenture" means the indenture as amended, modified, replaced or restated from time to time made on November 27, 1996 between the Debtor and Statia (collectively, the "Issuers"), certain subsidiaries of the Issuers, as guarantors, and the Trustee, as trustee, pursuant to which the Issuers are issuing the Notes;

(e) "Notes" means 11 3/4% first mortgage notes of the Issuers due 2003, in the aggregate principal amount of U.S.$135,000,000 and the exchange notes of the Issuers to be issued from time to time, in each case, pursuant to the terms of the Indenture;

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(f) "Noteholders" means the holders of the Notes;

(g) "Secured Obligations", means the obligations, indebtedness and liabilities of the Debtor to the Trustee, the Noteholders and the holders of Additional Secured Indebtedness, if any, under or in connection with the Indenture, the Notes (including, without limitation, the obligations of Debtor to pay principal of, premium, if any, and interest on the Notes when due and payable) and the Additional Secured Indebtedness and all other charges, fees, premiums, indemnities and other amounts due or to become due to the Trustee, the Noteholders and the holders of Additional Secured Indebtedness, if any, in connection with the Indenture, the Notes and the Debenture whether present or future, direct or indirect, absolute or contingent, matured or not, extended or renewed, wheresoever and howsoever incurred and any ultimate unpaid balance thereof and whether the same is from time to time thereafter reduced, increased or entirely extinguished and thereafter incurred again and whether Debtor be bound alone or with another or others and whether as principal or as surety;

(h) "Statia" means Statia Terminals International N.V., and its successors and assigns in such capacity, a Netherlands Antilles corporation; and

(i) "Trustee" means Marine Midland Bank and its successors and assigns in its capacity as trustee for and on behalf of itself and for the benefit of the Noteholders and the holders of Additional Secured Indebtedness under the Indenture and the Additional Lender Intercreditor Agreement, if any.

2. Collateral Security. The Debenture is hereby lodged and deposited with and delivered, pledged, hypothecated, assigned and transferred to the Trustee to be held by it as general and continuing collateral security for the payment and fulfilment of the Secured Obligations. Upon repayment of all Secured Obligations and upon the request of the Debtor, the Trustee shall execute a release and discharge of the Debenture, in accordance with the provisions of the Indenture.

3. Demand. The Trustee may, but shall not be obligated to, in addition to any other action permitted by law, demand payment under the Debenture upon the happening of an "Event of Default" as defined in the Indenture.

4. Remedies. Upon the occurrence of an Event of Default, the Trustee or its nominee shall be entitled to sell at public or private sale or otherwise realize upon the security of the Debenture and to otherwise exercise and enforce all the rights and remedies of the Trustee under law and the terms of the Indenture, the Notes and the Debenture free from any control of the Debtor; provided, however, that the Trustee shall not be bound to deal with the Debenture in any way or to exercise any rights or remedies as aforesaid and shall not be liable for any
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loss which may be occasioned by any failure to do so. If the foregoing is not sufficient to satisfy all of the Secured Obligations, the Debtor shall continue to be liable for any Secured Obligations remaining outstanding and the Trustee shall be entitled to pursue full payment thereof.

5. Dealings by Trustee, etc. The Trustee may grant extensions of time and other indulgences, take and give up securities, accept compositions, grant releases and discharges and otherwise deal with the Debtor and all other parties and securities as the Trustee may see fit, all without prejudice to the debts, liabilities or obligations of the Debtor to the Trustee, the Noteholders and the holders of Additional Secured Indebtedness or to the rights of the Trustee in respect of the Debenture and the security hereby constituted.

6. Additional Security. The Debenture and the security hereby constituted are in addition to and not in substitution for any other security now or hereafter held by the Trustee and shall not operate as a merger of any simple contract debt or suspend the fulfilment of, or affect the rights, remedies or powers of the Trustee, the Noteholders and the holders of Additional Secured Indebtedness in respect of any present or future debts, liabilities or obligations of the Debtor to the Trustee, the Noteholders and the holders of Additional Secured Indebtedness or any securities now or hereafter held by the Trustee or the Noteholders or any of them for the payment or fulfilment thereof.

7. Payment of Interest and Principal. Payment by the Debtor to the Trustee of interest for any period in respect of the Secured Obligations in accordance with the provisions of the Indenture and the Notes shall be deemed payment in full satisfaction of the interest payment for the same period provided for under the "Acknowledgment and Promise to Pay" provision of the Debenture. Payment by the Debtor to the Trustee of all other amounts in respect of the Secured Obligations shall be deemed payment in full satisfaction of the principal payment provided for under the "Acknowledgment and Promise to Pay" provision of the Debenture.

8. Headings. The headings in this agreement shall not affect the interpretation of this agreement.

9. Governing Law and Submission to Jurisdiction. This agreement and the Debenture shall be governed by and construed in accordance with the laws of the Province of Nova Scotia and of Canada applicable therein. The Debtor irrevocably submits to the non-exclusive jurisdiction of the courts of the Province of Nova Scotia and of Canada in any action or proceeding arising out of or relating to this agreement or the Debenture and irrevocably agrees that all such actions and proceedings may be heard and determined in such courts, and irrevocably waives, to the fullest extent possible, the defence of an inconvenient forum. A judgment or order in any such action or proceeding may be enforced in any jurisdiction in any manner provided by law. For greater certainty, the Trustee may serve legal process in any

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manner permitted by law and may bring an action or proceeding against the Debtor or the property or assets of the Debtor in the courts of any jurisdiction.

10. Severability. If any provisions of this agreement, as amended from time to time, shall be deemed invalid or void, in whole or in part, by any court of competent jurisdiction, the remaining terms and provisions of this agreement shall remain in full force and effect.

11. Binding Effect and Enurement. This agreement shall be binding upon the Debtor and its respective successors and permitted assigns and shall enure to the benefit of the and its successors and assigns, as permitted in accordance with the provisions of the Trust Indenture.

12. Counterparts and Multiple Copies Executed. This agreement may be executed in any number of counterparts, each of which when so executed will be deemed to be an original and all of which, when taken together, will constitute one and the same agreement. Each original copy of this agreement may be executed by any number of different individuals on behalf of the Debtor and the Trustee, and each such original copy shall constitute one and the same agreement.


            IN WITNESS WHEREOF the undersigned have executed this agreement on November 27, 1996 at ____ a.m. (Halifax, Nova Scotia time).

                                    STATIA TERMINALS CANADA,
                                    INCORPORATED, as Debtor


                                    By: /s/ David B. Pittaway
                                        ---------------------------------------
                                        Name: David B. Pittaway
                                        Title: President




                                    MARINE MIDLAND BANK,
                                    as Trustee


                                    By: /s/ Eileen M. Hughes
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                                        Name: Eileen M. Hughes
                                        Title: Assistant Vice President